FOR IMMEDIATE RELEASE

Contact:
Julie Leber
Spotlight Marketing Communications
949.427.5172, ext. 703
julie@spotlightmarcom.com

MVP REIT and MVP REIT II
ANNOUNCE DEFINITIVE MERGER AGREEMENT

LAS VEGAS (May 30, 2017) – MVP REIT, Inc. and MVP REIT II, Inc. announced today that they have entered into a definitive merger agreement, pursuant to which MVP I will merge with and into a wholly-owned merger subsidiary of MVP II with the merger subsidiary continuing as the surviving entity. The merger agreement was negotiated on behalf of MVP I by an independent special committee of MVP I's board of directors and on behalf of MVP II by an independent special committee of MVP II's board of directors. Each of the special committees recommended approval of the merger agreement to their respective boards of directors, each of which subsequently approved entry into the merger agreement.
Pursuant to the terms of the merger agreement, subject to the receipt of necessary approvals and satisfaction or waiver of other conditions, the merger consideration payable by MVP II to each holder of common stock of MVP I would be 0.365 shares of common stock of MVP II, plus cash in lieu of fractional shares. The merger and a related amendment to the charter of MVP I are subject to the approval of MVP I's stockholders.
The merger agreement also provides MVP I with a go-shop period, during which the MVP I special committee, with the assistance of its financial advisor, Robert A. Stanger & Co., Inc., will actively solicit alternative proposals from third parties for 45 days concluding at 11:59 p.m. on July 10, 2017. The merger agreement provides that MVP I would pay a termination fee of $750,000 (plus expenses not to exceed $500,000) to MVP II if MVP I terminates the merger agreement in connection with a superior proposal that arises during the go-shop period, and a termination fee of $1.5 million (plus expenses not to exceed $500,000) if MVP I terminates the merger agreement in connection with a superior proposal that arises following the go-shop period. There can be no assurance that this process will result in a superior proposal.  MVP I does not intend to disclose developments with respect to the solicitation process unless and until the MVP I special committee has made a decision with respect to any potential superior proposal.
The merger is subject to substantial conditions to closing, including certain third party approvals and the approval of MVP I's stockholders.  There can be no assurance that the merger will be consummated.
"The MVP REITs are unique in that they invest solely in parking structures and facilities around the country, a compelling asset class that we believe provides us and our stockholders with tremendous upside opportunities," said Mike Shustek, chairman and chief executive officer of MVP I, and president, chief executive officer and chairman of the board of MVP II. "We believe that the merger of MVP REIT and MVP REIT II will create a company greater than the sum of its parts, and create greater opportunities for us to unlock greater value for our stockholders."
The MVP I special committee, consisting entirely of independent directors, was advised by Robert A. Stanger & Co., Inc. and Venable LLP as financial and legal advisers, respectively.  The MVP II special committee, consisting entirely of independent directors, was advised by Houlihan Lokey Capital, Inc. and Vinson & Elkins L.L.P., as financial and legal advisers, respectively.
Concurrently with the entry into the merger agreement, MVP II entered into a second amended and restated advisory agreement with MVP Realty Advisors, LLC, which will become effective at the effective time of the merger.  The second amended and restated advisory agreement will amend MVP II's existing advisory agreement, to provide for, among other amendments, (i) the elimination of acquisition fees, disposition fees and subordinated performance fees; and (ii) the payment of an asset management fee, payable monthly, in an amount equal to one-twelfth of 1.1% of the (a) cost of each asset then held by MVP II, without deduction for depreciation, bad debts or other non-cash reserves, or (b) MVP II's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement excluding (only for clause (b)) debt financing on the investment.  Pursuant to the second amended and restated advisory agreement, the asset management fee may not exceed $2,000,000 annually until certain financial thresholds are met.
MVP I and MVP II also entered into a termination and fee agreement with MVP Realty Advisors.  Under the termination agreement, at the effective time of the merger, MVP I's existing advisory agreement will terminate and MVP II will pay MVP Realty Advisors an advisor acquisition payment of approximately $3,600,000, subject to certain adjustments.  The advisor acquisition payment will be the only fee paid to MVP Realty Advisors in connection with the merger.
As previously disclosed on May 1, 2017, MVP I announced that it would suspend its distribution reinvestment plan and share repurchase plan pending the consummation of the announced merger.  In accordance with the distribution reinvestment plan and share repurchase plan, the suspension of the distribution reinvestment plan took effect on May 11, 2017, and the suspension of the share repurchase plan will take effect on June 1, 2017.
MVP I also previously announced that the monthly distribution for record holders as of May 24, 2017 expected to be paid on June 10, 2017 will consist of a $0.0225 cash distribution per share (3 percent per annum based upon the initial $9.00 offering price), a stock dividend equal to .002414 shares of stock for each share owned (3 percent per annum based upon the initial $9.00 offering price), and a special one-time distribution of $0.0105 in additional cash distributions per share (0.7 percent per annum for the remaining two months left in the quarter based upon the initial $9.00 offering price). Thereafter, MVP I anticipates paying monthly cash distributions of $0.0225 per share and stock dividends of .0024 shares for each share of stock owned.
Additionally, on May 19, 2017, the audit committee of the board of directors of MVP I dismissed RBSM LLP as MVP I's independent registered public accounting firm and replaced them with RSM US LLP, one of the nation's largest accounting firms.  The audit report of RBSM on the consolidated financial statements of MVP I as of and for the year ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
About MVP REIT, Inc. and MVP REIT II, Inc.
MVP REIT, Inc. is a publicly registered, non-listed hybrid real estate investment trust ("REIT"), which completed its initial public offering in September 2015. MVP REIT, Inc. primarily invests in parking facilities throughout the United States, secured by long term leases with national and regional operators.
MVP REIT II, Inc. is a publicly registered, non-listed REIT formed to invest primarily in parking lots and facilities in the United States and Canada.
Both MVP I and MVP II are managed by MVP Realty Advisors, LLC.
For more information, please visit TheParkingREIT.com.
Additional Information About the Merger
MVP II will prepare and file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 containing a proxy statement/prospectus and other related documents. The proxy statement/prospectus will contain important information about the Merger and related matters. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY MVP I AND MVP II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MVP I, MVP II AND THE MERGER.
Investors and stockholders of MVP I and MVP II may obtain free copies of the registration statement, the proxy statement/prospectus and other relevant documents filed by MVP I and MVP II with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by MVP I and MVP II with the SEC are also available free of charge on MVP I's website at http://mvpreit.com/ and MVP II's website at http://mvpreitii.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
Participants In Solicitation Relating To The Merger
MVP I, MVP II and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from MVP I's and MVP II's stockholders in respect of the Merger. Information regarding MVP I's directors and executive officers can be found in MVP I's most recent Annual Report filed on Form 10-K on March 24, 2017. Information regarding MVP II's directors and executive officers can be found in MVP II's most recent Annual Report filed on Form 10-K on March 27, 2017. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC in connection with the Merger if and when they become available. These documents are available free of charge on the SEC's website and from MVP I or MVP II, as applicable, using the sources indicated above.
Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on MVP I's and MVP II's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MVP I and MVP II can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, the risk that MVP I and MVP II will not enter into a definitive agreement with respect to the Merger and other factors, including those set forth in the Risk Factors section of MVP I's and MVP II's respective most recent Annual Reports on Form 10-K filed with the SEC and other reports filed by MVP I and MVP II with the SEC, copies of which are available on the SEC's website, www.sec.gov. Neither MVP I nor MVP II undertakes any obligation to update these statements for revisions or changes after the date of this press release, except as required by law.